Exhibit 4.52

Form Amendment to Amended and Restated Power of Attorney

Whereas:

1. I, [    ] ([ID Number:              ]) made a Power of Attorney (hereinafter referred to as the “Original Power of Attorney ") on [      ], and made the Amended and Restated Power of Attorney on [      ].

2. I intend to make amendments and additions to the Amended and Restated Power of Attorney.

Nowtherefore, I hereby make the following amendments to the Amended and Restated Power of Attorney (the “Amendment”):

1. Amendment to the last paragraph of the Amended and Restated Power of Attorney.

The last paragraph which read as follows：

"Unless the Business Operation Agreement mutually entered into by [wholly owned subsidiary], [VIE], [individual shareholder of VIE] and me is terminated early for any reason, this Amended and Restated Power of Attorney will be terminated upon the expiration of the ten-year term of the Original Power of Attorney."

Is hereby amended as：

"Unless the Business Operation Agreement mutually entered into by [wholly owned subsidiary], [VIE], [individual shareholder of VIE] and me is terminated early for any reason, this Amended and Restated Power of Attorney should maintain effectiveness until expiration of the ten-year term of the Original Power of Attorney, and should continue to be effective until it is terminated pursuant to request of Linktone Ltd."

2. Terms and Paragraphs contained the Amended and Restated Power of Attorney not amended by this Amendment should be maintained without change. Any amendment as set forth on Section 1 above should not affect or damage the effectiveness, legitimacy and enforceability of any other provision in the Amended and Restated Power of Attorney.

3. This Amendment shall come into effect upon the execution hereof.

Authorizer: [individual shareholder of VIE]
Signature: __________________
Date:

Acknowledged and agreed by [wholly owned subsidiary] (Chop)
Authorized Representative: __________________
Date: